EXHIBIT 99.1

CFO added to Wako Logistics Group’s Management Team

August 10th 2005-New York. Wako Logistics Group Inc (WKOL:OTCBB) announced today the appointment of Mr. David Koontz to the position of Chief Financial Officer effective August 8, 2005.

Mr. Koontz has previously held a senior position with a major international accounting firm as well as senior level positions with multi-national companies in the public and private sector.

Mr. Koontz will be joining a management team that has seen the recent appointments of Philip Forsyth as Chief Operating Officer and Stewart Brown as Chief Executive Officer of Wako’s North American subsidiary. Mr. Koontz replaces Chris Wood, who resigned his position as Chief Financial Officer, effective as of August 8, 2005, but continues as Chairman and Chief Executive Officer.

Chris Wood, CEO, stated David’s experience within the Far East as well as his financial background makes him a valuable asset to our operation. As our China and North American operations increase in scope, we are confident that David can manage the increasing complexity of our global growth.

About Wako Logistics Group, Inc.

Wako Logistics Group is a non-asset based third-party logistics and freight transportation provider offering a broad array of logistics and other services through its subsidiaries and divisions. With over three decades of experience in international transportation, WLG has established itself as a leading provider of traditional freight forwarding and freight management services in Asia, Australia and North America. Additional information on Wako Logistics Group, Inc is available on the Internet at  http://www.wakogroup.com/

Legal Disclaimer

The statements contained in this press release contain certain forward looking statements, including statements regarding the company’s expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to the company’s management as of the date hereof, and actual results may vary based upon future events, both within and without the control of the company’s management.

Contact:
Rick Oravec
212-924-3548